                                                                      EXHIBIT 12



                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges
                                December 31, 2001


                                                                         Three Months Ended
                                                                             December 31
                                                                       ----------------------
                                                                         2001          2000
                                                                       --------      --------

Income from continuing operations before provision for
     income taxes per statement of income                              $ 32,855      $ 36,348
Add:
     Portion of rents representative of the interest factor                 902           548
     Interest on debt & amortization of debt expense                     16,215        12,246
                                                                       --------      --------
        Income as adjusted                                             $ 49,972      $ 49,142
                                                                       ========      ========

Fixed charges:
     Interest on debt & amortization of debt expense (1)               $ 16,215      $ 12,246
     Capitalized interest (2)                                               372          --
     Rents                                                                2,706         1,644
     Portion of rents representative of the interest factor (3)             902           548
                                                                       --------      --------
        Fixed charges (1)+(2)+(3)                                      $ 17,489      $ 12,794
                                                                       ========      ========

Ratio of earnings to fixed charges                                         2.86          3.84